 EX‑35.4

(logo) ncb

National Cooperative Bank

2011 Crystal Drive

Suite, 800

Arlington, Virginia 22202

February 26, 2016

Wells Fargo Commercial Mortgage Securities, Inc. as Depositor

Attn: Anthony Sfarra

375 Park Avenue, 2nd Floor

J0127-023

New York, NY 10152

RE: Annual Statement as to Compliance WFRBS 2013 C18

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C18, as an authorized officer of National Cooperative Bank, N.A. (the “Co-op Special Servicer”), I hereby certify that:

a. A review of the activities of the Co-op Special Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b. To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2016.

Best regards,

/s/ Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

National Cooperative Bank, N.A.